EXHIBIT 3.17


                                 STATE OF NEVADA

                            ARTICLES OF INCORPORATION

                                       OF

                        SPORTS BROADCASTING NETWORK, INC.

The undersigned, desiring to form, organize and incorporate a corporation under the laws of the State of Nevada, hereby adopts the following Articles of Incorporation and certifies:

                                    ARTICLE I

The name of this corporation shall be:

                        SPORTS BROADCASTING NETWORK, INC.

                                   ARTICLE II

This corporation may engage in any activity or business permitted under the laws of the State of Nevada, and shall enjoy all the rights and privileges of a corporation granted by the laws of the State of Nevada.

                                   ARTICLE III

The aggregate number of shares which the corporation shall have authority to issue is Twenty-Five Million (25,000,000) shares, divided into:

      5,000,000 Preferred Shares, having a par value of one tenth of a cent ($.001) per share, and

      20,000,000 Common Shares, having a par value of one tenth of a cent ($.001) per share

A statement of the preferences, privileges, and restrictions granted to or imposed upon the respective classes of shares or the holders thereof is as follows:


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      A.  Common  Shares.  The  terms of the  20,000,000  Common  Shares  of the corporation shall be as follows:

         (1) Dividends. Whenever cash dividends upon the Preferred Shares of all series thereof at the time outstanding, to the extent of the preference to which such shares are entitled, shall have been paid in full for all past dividend periods, or declared and set apart for payment, such dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and paid from time to time to the holders of the Common Shares out of the remaining net profits or surplus of the corporation.

         (2) Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, all assets and funds of the corporation remaining after the payment to the holders of the Preferred Shares of all series thereof of the full amounts to which they shall be entitled as hereinafter provided, shall be divided and distributed among the holders of the Common Shares according to their respective shares.

         (3) Voting rights. Each holder of a Common Share shall have one vote in respect of each share of such stock held by him. There shall not be cumulative voting.

      B. Preferred Shares. Prior to the issuance of any of the Preferred Shares, the Board of Directors shall determine the number of Preferred Shares to then be issued from the total shares authorized, and such shares shall constitute a series of the Preferred Shares. Such series shall have such preferences, limitations, and relative rights as the Board of Directors shall determine and such series shall be given a distinguishing designation. Each share of a series shall have preferences, limitations, and relative rights identical with those of all other shares of the same series. Except to the extent otherwise provided in the Board of Directors' determination of a series, the shares of such series shall have preferences, limitations, and relative rights identical with all other series of the Preferred Shares. Preferred Shares may have dividend or liquidation rights which are prior (superior or senior) to the dividend and liquidation rights and preferences of the Common Shares and any other series of the Preferred Shares. Also, any series of the Preferred Shares may have voting rights.

                                   ARTICLE IV

The corporation is to have perpetual existence.


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                                    ARTICLE V

The business and property of the corporation shall be managed by a Board of Directors of not fewer than one (1) nor more than twenty-one (21) directors, who shall be natural persons of full age, and who shall be elected annually by the shareholders having voting rights, for the term of one year, and shall serve until the election and acceptance of their duly qualified successors. In the event of any delay in holding, or adjournment of, or failure to hold an annual meeting, the terms of the sitting directors shall be automatically continued indefinitely until their successors are elected and qualified. Directors need not be residents of the State of Nevada nor shareholders. Any vacancies, including vacancies resulting from an increase in the number of directors, may be filled by the Board of Directors, though less than a quorum, for the unexpired term. The Board of Directors shall have full power, and it is hereby expressly authorized, to increase or decrease the number of directors from time to time without requiring a vote of the shareholders.

The initial Board of Directors shall consist of one (1) member, the name and address of whom, subject to the provisions of the Articles of Incorporation, the By-Laws, and the corporation laws of the State of Nevada, shall hold office for the first year of the corporation's business and existence, or until his successor is elected and has qualified is:

                  NAME                               ADDRESS
                  ----                               -------

         Edward Litwak                      12868 Via Latina
                                            Del Mar, California 92014


                                   ARTICLE VI

The private property of the shareholders of the corporation shall not be subject to the payment of the corporation's debts to any extent whatsoever.

                                   ARTICLE VII

The corporation hereby designates, as its Resident Agent, to accept service of process within the State:

                          CSC Services of Nevada, Inc.
                           502 E. John Street, Room E
                            Carson City, Nevada 89706


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                                  ARTICLE VIII

The following indemnification provisions shall be deemed to be contractual in nature and not subject to retroactive removal or reduction by amendment.

      (a) This corporation shall indemnify any director and any officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, judicial, administrative or investigative, by reason of the fact that he/she is or was serving at the request of this corporation as a director or officer or member of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him/her in connection with such action, suit or proceeding, including any appeal thereof, if he/she acted in good faith or in a manner he/she reasonably believed to be in, or not opposed to, the best interests of this corporation, and with respect to any criminal action or proceeding, if he/she had no reasonable cause to believe his/her conduct was unlawful. However, with respect to any action by or in the right of this corporation to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue, or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his/her duty to the corporation unless, and only to the extent that, the court in which such action or suit was brought determines, on application, that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity in view of all the circumstances of the case. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or in a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the party did not meet the applicable standard of conduct. Indemnification hereunder may be paid by the corporation in advance of the final disposition of any action, suit or proceeding, on a preliminary determination that the director, officer, employee or agent met the applicable standard of conduct.

      (b) The corporation shall also indemnify any director or officer who has been successful on the merits or otherwise, in defense of any action, suit, or proceeding, or in defense of any claim, issue, or matter therein, against all expenses, including attorneys' fees, actually and reasonably incurred by him/her in connection therewith, without the necessity of an independent determination that such director or officer met any appropriate standard of conduct.

      (c) The indemnification provided for herein shall continue as to any person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such persons.

      (d) In addition to the indemnification provided for herein, the corporation shall have power to make any other or further indemnification, except an indemnification against gross negligence or willful misconduct, under any resolution or agreement duly adopted by the Board of Directors, or duly authorized by a majority of the shareholders.


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                                   ARTICLE IX

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, that the foregoing clause shall not apply to any liability of a director for any action for which the Nevada Business Corporation Act proscribes this limitation and then only to the extent that this limitation is specifically proscribed.

                                    ARTICLE X

In case the corporation enters into contracts or transacts business with one or more of its directors, or with any firm of which one or more of its directors are members, or with any other corporation or association of which one or more of its directors are shareholders, directors, or officers, such contracts or transactions shall not be invalidated or in any way affected by the fact that such director or directors have or may have an interest therein which is or might be adverse to the interest of this corporation, provided that such contracts or transactions are in the usual course of business.

      In the absence of fraud, no contract or other transaction between this corporation and any other corporation or any individual or firm, shall in any way be affected or invalidated by the fact that any of the directors of this corporation is interested in such contract or transaction, provided that such interest shall be fully disclosed or otherwise known to the Board of Directors in the meeting of such Board at which time such contract or transaction was authorized or confirmed, and provided, however, that any such directors of this corporation who are so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation which shall authorize or confirm such contract or transaction, and any such director may vote thereon to authorize any such contract or transaction with the like force and effect as if he were not such director or officer of such other corporation or not so interested.

                                   ARTICLE XI

      The provisions of NRS 78.378 to 78.3793 (as currently numbered) or any similar provisions hereinafter adopted shall not apply to this corporation.

                                   ARTICLE XII

      The name and address of the incorporator is:

                           Richard C. Fox
                           P.O. Box 1097
                           Pecos, New Mexico 87552

      IN WITNESS WHEREOF, I, the undersigned, for the purpose of forming a corporation pursuant to the laws of the State of Nevada, have hereunto duly executed the foregoing Articles of Incorporation to be filed in the Office of the Secretary of the State of Nevada for the purposes therein set forth this 22nd day of November, 2002.


                                            /s/ Richard C. Fox


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